                                                                     EXHIBIT 11


                           INTERNATIONAL LOTTERY, INC

                       Computation Of Earnings per share


                                                                         Three Months Ended
                                                                               March 31,
                                                                        1997             1996
                                                                     ----------       ----------
 Weighted average common shares outstanding during the period         3,210,000        3,210,000

 Net income                                                          $   30,071       $  166,469

 Net income per share                                                $     0.01             0.05
                                                                     ==========       ==========


 Assuming full dilution:


          Net income                                                 $   30,071          166,469

          Shares
          Weighted average number of
          common shares outstanding during the                        3,210,000        3,210,000
          period


          Assuming exercise of options                                    5,617           54,758

          Weighted average number of
          common shares outstanding
          as adjusted                                                ----------       ----------
                                                                      3,215,617        3,264,758
                                                                     ==========       ==========

      Earnings per common share
 assuming full dilution                                              $     0.01             0.05
                                                                     ==========       ==========


                                      13